Ex. 10.81
                           Walden Laboratories, Inc.

                                       and

                                InterNutria, Inc.

                                       and

                        Interneuron Pharmaceuticals, Inc.


                            ASSET PURCHASE AGREEMENT

                                November 14, 1995

                                TABLE OF CONTENTS

         ARTICLE                                                      PAGE

   1.  Definitions..................................................... 1

   2.  Purchase and Sale of Assets..................................... 4

   3.  Confidentiality................................................. 5

   4.  Representations and Warranties of Seller;
       Covenants of Seller............................................. 6

   5.  Representations and Warranties of Purchaser
       and/or IPI; Covenants of Purchaser.............................. 11

   6.  Conditions Precedent to Closing................................. 12

   7.  Termination..................................................... 13

   8.  Competition..................................................... 14

   9.  Arbitration..................................................... 14

  10.  Assignment...................................................... 15

  11.  Payments, Notices and Other Communications...................... 16

  12.  Miscellaneous Provisions........................................ 17

                            ASSET PURCHASE AGREEMENT

         This Agreement ("Agreement") is made and entered into this 14th day of November 1995, by and between WALDEN LABORATORIES, INC., a Delaware corporation having an office at 375 Park Avenue, 15th Floor, New York, NY 10152 ("Seller"), INTERNUTRIA, INC., a Delaware corporation having an office at One Ledgemont Center, 99 Hayden Avenue, Suite 340, Lexington, MA 02173 ("Purchaser"), and INTERNEURON PHARMACEUTICALS, INC., a Delaware corporation having an office at One Ledgemont Center, 99 Hayden Avenue, Suite 340, Lexington, MA 02173 ("IPI").

                              W I T N E S S E T H

         WHEREAS, Seller is the owner of the Assets and desires to and has the right to sell, grant, transfer, convey, assign and deliver the Assets to Purchaser in accordance with and subject to the conditions set forth in this Agreement; and

         WHEREAS, Purchaser desires to purchase, acquire and accept the Assets from Seller in accordance with and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                             ARTICLE I - DEFINITIONS

         For purposes of this Agreement, the following words and phrases shall have the following meanings:

          1.1 "Assets" shall mean the Intellectual Property Rights and PMS Product.

          1.2 "Closing Date" shall mean the date on which all conditions hereunder are satisfied, but no later than December 31, 1995.

          1.3 "Common Stock" shall mean the common stock, par value $.001 per share, of Seller.

          1.4 "Database" shall mean (i) the database of an estimated 10,000 people who participated in the seminars written and/or presented by Dr. J. Wurtman and others entitled "Emotions, Overeating and the Brain," and (ii) any scripts, workbooks or similar documents prepared for or related to, or subsequent materials distributed in relation to either the Emotions, Overeating and the Brain Seminar or the seminar written and presented by Dr. J. Wurtman and others entitled the "Pre-Menstrual Syndrome Seminar."

          1.5 "Disinterested Holders" shall mean holders of Common Stock of Seller as listed in Appendix A.

          1.6 "Encumbrances" shall mean, to the extent applicable, all liens, mortgages, security interests, charges, claims, leases, options, rights of first refusal, easements, restrictions, rights-of-way or other similar encumbrances of any nature whatsoever.

          1.7 "Fair Market Value" shall mean the average of the closing sale price of the Stock for the last twenty (20) trading days on which the Nasdaq National Market is open for trading immediately prior to the date any payment of Stock may be required pursuant to the terms of this Agreement or, if the Stock is not traded on the Nasdaq National Market, the average of the closing bid and asked prices as reported by Nasdaq, or if not traded on Nasdaq, as reported by the National Quotation Bureau, Inc., for such 20 day period.

          1.8 "First  Installment"  shall have the  meaning set forth in Section
2.3 of this Agreement.

          1.9 "Formula" shall mean the formulation of the PMS Product and any and all materials, documents and supplies owned by Seller and which are necessary and desirable to manufacture and develop the PMS Product.

         1.10 "Installment" shall have the meaning set forth in Section 2.3 of this Agreement.

         1.11 "Intellectual Property Rights" shall mean the Patent Rights, Know-How, Formula and the Database.

         1.12 "Know-How" shall mean any and all technical information, expertise, knowledge and the like which relates to the PMS Product and Patent Rights including, without limitation, all chemical, toxicological, clinical, assay control, manufacturing data, marketing research and sales information and any other information or designs used or useful for the development, manufacture, packaging and/or marketing of the PMS Product.

         1.13 "Myers" shall mean Dayne Myers, the former President and Chief Executive Officer.

         1.14     "Patent Rights" shall mean

                  (a) the United States and foreign patents and patent applications listed in Appendix B; and

                  (b) the United States and foreign trademarks, service marks, copyrights, packaging designs and tradenames, and any registrations, applications and goodwill pertaining thereto, of Seller relating to the PMS Product.

         1.15 "PMS Product" shall mean any product intended for use as an over-the-counter nutritional, dietary, medicinal and/or elixorative food, supplement or drug which is used or to be used by people afflicted with or diagnosed as having pre-menstrual syndrome or similar symptoms or conditions which was or is under development by Seller, including, without limitation, the NutriFem PMS Product.

         1.16     "Purchase Price" shall have the meaning set forth in Section
2.3 of this Agreement.

         1.17 "Preferred Holders" shall mean the holders of record of Preferred Stock, as of the Closing Date, as listed in Appendix C.

         1.18 "Preferred Stock" shall mean the Series A Convertible Preferred Stock of Seller, par value $.01 per share.

         1.19     "Record Date" shall mean the Closing Date.

         1.20 "Registration Rights Agreement" shall mean the registration rights agreement in the form set forth in Exhibit A, entered into on the Closing Date by and between Seller, Purchaser and IPI.

         1.21 "Sale" shall have the meaning set forth in Section 2.1 of this Agreement.

         1.22     "Second Installment" shall have the meaning set forth in
Section 2.3 of this Agreement

         1.23 "Seller's Stockholders" shall mean the holders of Common Stock as of the Record Date, as listed in Appendix D, together with the Preferred Holders.

         1.24     "Stock" shall mean the Common Stock, $.001 par value, of IPI.

         1.25     "Dr. J. Wurtman" shall mean Dr. Judith Wurtman.


                    ARTICLE II - PURCHASE AND SALE OF ASSETS

         2.1 Upon the terms and subject to the conditions of this Agreement and the performance by the parties hereto of their respective obligations hereunder Seller hereby agrees to sell, grant, transfer, convey, assign and deliver to Purchaser, and Purchaser hereby agrees to purchase, acquire and accept from Seller (such transactions being herein referred to as the "Sale") on the Closing Date all of Seller's right, title and interest in and to the Assets, free and clear of all Encumbrances.

         2.2 The transfer of the Assets pursuant to Section 2.1 shall be effected by such specific bills of sale, endorsements, assignments and other instruments of transfer and conveyance delivered by Seller to Purchaser on the Closing Date substantially in the form of Exhibits C and D hereto, sufficient to vest in Purchaser good and marketable title to the Assets, free and clear of all Encumbrances. Seller further covenants and agrees that it will, from and after the Closing Date execute, acknowledge, and deliver such other instruments of conveyance and transfer and take such other actions as Purchaser may reasonably request, to sell, grant, transfer, convey, assign and deliver the Assets to Purchaser including, without limitation, the filing of appropriate documents transferring the assignment of the Patent Rights in form and substance satisfactory to Seller, Purchaser and their respective counsel (the "Patent Assignments). Seller agrees to execute a power of attorney in favor of Purchaser with respect to the Patent Rights upon signing of this Agreement.

         2.3 (a) Upon the terms and subject to the conditions of this Agreement, in consideration of the sale, grant, assignment, transfer, conveyance, assignment and delivery of the Assets, Purchaser shall purchase, acquire and accept the Assets from Seller. The aggregate purchase price is $2,400,000 (the "Purchase Price") payable in accordance with Section 2.3(b).

                  (b) IPI shall pay the Purchase Price to Seller, which shall consist of a payment to Seller (i) on the first anniversary of the Closing Date (each payment herein referred to as an "Installment"), of such number of shares of Stock having an aggregate Fair Market Value equal to $1,200,000 (the "First Installment") and (ii) on the second anniversary of the Closing Date, of such number of shares of Stock having a Fair Market Value equal to $1,200,000 (the "Second Installment"); provided that if, at the time of payment of any Installment, IPI has insufficient authorized Stock, then the portion of the consideration that cannot be paid with Stock shall be paid by Purchaser in cash.

         2.4 Contemporaneously with the Closing Date, Seller shall file with the Secretary of State of the State of Delaware an amendment to its Certificate of Incorporation, in the form attached hereto as Exhibit B (the "Certificate of Amendment").

               2.5 On the Closing Date, Seller shall deliver to Purchaser the following:

                  (a)      The instruments of transfer required pursuant to
                           Section 2.2;

                  (b)      The Assets;

                  (c) Certificate dated the Closing Date of Seller certifying that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects at and as of the Closing Date, except for representations and warranties specifically relating to a time or times other than the Closing Date, which shall be true and correct in all material respects at such time or times;

                  (d) Certificate dated the Closing Date of the Secretary of Seller as to the resolutions of Seller's Stockholders approving the Sale; and

                  (e) Certificate of the Secretary of State of the State of Delaware certifying as to the filing of the Certificate of Amendment.

and simultaneously with such deliveries, all such steps will be taken as may be required to put Purchaser in actual possession and operating control of the Assets.

         2.6 On the Closing Date, IPI and Purchaser shall deliver to Seller a certificate dated the Closing Date of Purchaser and IPI certifying that the representations and warranties of IPI and Purchaser contained in this Agreement are true and correct in all material respects at and as of the Closing Date.

                          ARTICLE III - CONFIDENTIALITY

         3.1 From and after the Closing Date each party shall keep confidential and not disclose or use, for a period of three years from the date of this Agreement, except in compliance with the provisions of this Agreement, any information which is or comes into its possession and which is related to the Assets. The foregoing obligation shall not apply to:

                  (a) any information which at the time of disclosure or acquisition is part of the public knowledge or literature, or thereafter becomes part of the public knowledge or literature otherwise than by unauthorized disclosure by the recipient;

                  (b) any disclosure of information to the United States Food and Drug Administration or other relevant governmental authorities for the purpose of complying with regulatory requirements with respect to the Assets;

                  (c) any information which at the time of disclosure or acquisition was in the recipient's possession as evidenced by its written records;

                  (d) any information which became available to the recipient from another source not bound to secrecy to the disclosing party with respect to such information;

                  (e) disclosure by the recipient to third parties under provisions of confidentiality similar to those contained in this Agreement for the purposes of development or marketing of the PMS Product;

                  (f) disclosure to investment bankers and to individuals and organizations conducting due diligence with respect to potential equity investments; and

                  (g) any disclosure of information required by applicable law.

                   ARTICLE IV - REPRESENTATIONS AND WARRANTIES
                         OF SELLER; COVENANTS OF SELLER

         4.1 Seller represents and warrants that Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. The copy of the Certificate of Incorporation of Seller dated September 18, 1992 and amended on October 26, 1992, heretofore delivered to Purchaser (the "Certificate of Incorporation") is a complete and correct copy of such instrument as in effect prior to the filing of the Certificate of Amendment.

         4.2 Seller represents and warrants that Seller has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by or on the part of Seller to authorize the execution, delivery and consummation of this Agreement have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity).

         4.3 Seller represents and warrants that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or By-laws of Seller, or violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of Seller, including the Assets, under any indenture, note, agreement, mortgage, lease or commitment to which Seller is a party or by which Seller is bound, or to which the property of Seller is subject, or violate any statute or law of any judgment, decree, order, regulation or rule of any court or governmental authority.

               4.4 Seller represents and warrants that as of or prior to the Closing Date:

                  (a) Seller has solicited written consents in lieu of a meeting of Seller's Stockholders for the purpose of approving the Sale of the Assets;

                  (b) Seller's Board of Directors has recommended approval and adoption by Seller's Stockholders of the Sale of the Assets;

                  (c)      Seller  has  obtained  the  requisite   approval  and
                           adoption of the Sale of the Assets by holders of:

                           (i) a majority of the shares of outstanding Preferred
                               Stock;

                          (ii) a majority of the shares of outstanding Common
                               Stock and Preferred Stock in the aggregate; and

                         (iii) a majority of the shares of the Disinterested
                               Holders of Common Stock and the holders of Preferred Stock in the aggregate.

         4.5 Seller represents and warrants that Seller has not and does not, as of the Closing Date other than pursuant to this Agreement, or in connection with the transactions contemplated hereby:

                   (a) Permitted or allowed the Assets to be subjected to any Encumbrance;

                   (b) Have actual knowledge of any fact or event which materially adversely affects the Assets;

                   (c) Sold, transferred, assigned, used, disposed, or otherwise employed, or allowed any third party other than Purchaser, IPI, and their respective employees, agents, advisors and counsel to have access to, or provided copies, with respect to Assets embodied in a tangible medium, all or any part of the Assets;

                  (d) consented to the manufacture, use or sale of any of the Assets by a third party, other than contract manufacturing of the PMS Product used in human trials, for which no Intellectual Property Rights were transferred to such manufacturer; or

                  (e) Agreed or arranged, whether in writing or otherwise, to take any action described in this Section.

         4.6 Seller represents and warrants that there is no pending, or to the best of its knowledge after due inquiry, threatened, action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission against or involving Seller relating to the Assets or this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby.

         4.7      Seller represents and warrants that, as of the Closing Date:

                   (a) Seller owns and holds the entire right, title and interest in to and under the Assets, free and clear of Encumbrances;

                   (b) Seller is the owner of the Intellectual Property Rights pursuant to a valid and enforceable assignment;

                   (c) To Seller's knowledge, the inventors under the Patent Rights have disclosed to the United States Patent and Trademark office all information "material to patentability", as such is defined in 37 C.F.R. ss.1.56;

                   (d) Seller has no knowledge of any claims by a third party that the activities of the Seller, including the use of the Assets or the sale of the PMS Product by Seller would infringe rights of any third party and there is no valid basis for any such claims; and

                   (e) To Seller's knowledge, Seller has maintained the pendency of all domestic and foreign patent applications included in the Patent Rights except for U.S. Patent Application Serial No. 08/168,492.

         4.8 Seller represents and warrants that no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required on its part for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Seller other than the filing of the Certificate of Amendment and the Patent Assignment. No consent, approval or authorization of any third party other than Seller's Stockholders, which consent has been obtained as described in Section 4.4, is necessary to the consummation of the transactions contemplated hereby by Seller.

         4.9 Seller represents and warrants that Seller has not entered into any agreement pursuant to which any person or entity is entitled to receive, either directly or indirectly, compensation from Seller for services rendered as a finder or broker in connection with the transactions contemplated hereby.

         4.10 (a) The Settlement Agreement and Mutual Release Agreement dated as of May 27, 1995 between Seller and Dr. J. Wurtman, which includes the following terms, remains in full force and effect and all conditions thereunder shall have been satisfied:

         (i) Dr. J. Wurtman shall have returned to Seller any and all intellectual property developed in whole or in part by Dr. J. Wurtman while a consultant or employee of Seller, except such intellectual property as is included in the Intellectuual Property Rights and except for any intellectual property not related to the Assets that Dr. J. Wurtman has renounced in writing;

         (ii) the return to Seller of all securities of Seller issued to and held by Dr. J. Wurtman; and

         (iii)    mutual releases between Seller and Dr. J. Wurtman;

(b) The letter agreement dated April 24, 1995 between Seller and Myers, which includes the following terms, shall remain in full force and effect and all conditions thereunder shall have been satisfied:

         (i) Seller's employment agreement with Myers and of any other obligations by Seller to compensate Myers shall have been terminated, in exchange for which Seller shall have agreed to pay to Mr. Myers compensation not in excess of (i) $75,000 payable over a 12-month period, and (ii) as and when the Stock is paid pursuant to this Agreement, Seller will transfer to Myers 4.15% of the Stock that comprises the applicable installment of the Purchase Price being paid at that time (or at Seller's option, the value of such stock payable in cash); and

         (ii) the return by Myers to Seller of all stock, together with options to purchase stock, of Seller issued to and held by Myers.

         4.11 Seller has delivered to Buyer an unaudited balance sheet of Seller as of June 30, 1995. Such balance sheet is true, complete and correct in all material respects and presents fairly the assets and liabilities of Seller at the balance sheet date all in accordance with GAAP. Seller has no liabilities or obligations that were not fully reflected or reserved against in the balance sheet, except for approximately $150,000 of debt incurred (of which $75,000 was used to reduce other liabilities and liabilities and obligations incurred in the ordinary course of business since the date thereof).

         4.12 Seller shall, contemporaneously with Seller's receipt of each of the First and Second Installments:

                           (i) Distribute 95.85% of the Stock to the Preferred Holders on a pro rata basis; and

                           (ii) Distribute 4.15% of the Stock (or a cash payment equal to the value thereof) to Myers;

                           (the Preferred Holders and Myers are referred to collectively as the "Stock Distributees")

                           PROVIDED, HOWEVER, that (x) if at the time of any Installment any indebtedness of Seller outstanding on the Closing Date is then outstanding and due and payable, Seller will cause such indebtedness to be paid or provided for, whether by use of available cash, refinancing or replacement proceeds, by redirecting and reducing the percentages of the Stock payable in accordance with (i) and (ii) above in order to satisfy such indebtedness and (y) to the extent that any Stock Distributee would be entitled to a fractional share of Stock at the time of either Installment, a cash payment equal to the value of such fractional share shall be made by Purchaser to such Stock Distributee in lieu of such fractional share.

         Seller may direct Purchaser and IPI to issue the Purchase Price to the Stock Distributees in accordance with the above allocation.

         The Stock Distributees shall have the rights set forth in the Registration Rights Agreement.

         4.13 From and after the Closing Date, Purchaser shall defend, indemnify and hold harmless, Seller, its employees, agents, officers, directors, attorneys, advisors, agents and representatives from and against any and all claims, liabilities, losses, actions, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) directly or indirectly, in whole or in part suffered or incurred by, or imposed upon or asserted against any of the foregoing (individually, a "Liability", and collectively, the "Liabilities") and arising out of, related to or in respect of any of the Assets, excluding any Liability which arose out of the use, manufacture, promotion, sale or other disposition, of any Asset prior to the date of this Agreement. Seller shall defend, indemnify and hold harmless Purchaser, its employees, agents, officers, directors, attorneys, advisors, agents, Affiliates and representatives to the same extent as the foregoing indemnification from Purchaser, provided that such Liability arose out of the use, manufacture, promotion, sale or other disposition of any Asset prior to the date of this Agreement.

                  Without limiting the foregoing, each indemnifying party referred to above (an "Indemnifying Party") shall defend, indemnify and hold harmless each indemnified party referred to above (an "Indemnified Party"), as applicable, for and against:

                  (1) any product liability or other claim of any kind related to the use by a third party of an Asset that was manufactured, sold or otherwise disposed of or used by the Indemnifying Party, its assignees, sublicensees, vendors or other third parties;

                  (2) a claim by a third party that the design, composition, formula, manufacture, use, sale or other disposition of any Asset infringes or violates any patent, copyright, trademark or other intellectual property rights of any third party; and

                  (3) clinical trial or studies conducted by or on behalf of the Indemnifying Party relating to the Assets, including, without limitation, any claim by or on behalf of any human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, and any claim resulting from or arising out of the manufacture or quality control by a third party or any substance administered in any clinical trial or study.

         4.14 The Indemnified Party shall give reasonable written notice to the Indemnifying Party of any claim or action giving rise to Liabilities subject to the provisions of the foregoing Section 4.13. The Indemnifying Party shall have the right to defend any such claim or action, at its sole cost and expense. The Indemnifying Party shall not settle or compromise any such claim or action in a manner that imposes any restrictions, liabilities or obligations on an Indemnified Party without such person's prior written consent. If the Indemnifying Party fails or declines to assume the defense of any such claim or action within 30 days after notice thereof (or to admit, upon written request, in writing its obligation to do so within five days of such notice), an Indemnified Party may assume such defense at the expense of the Indemnifying Party. The indemnification rights of an Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

         4.15 If requested by Purchaser or IPI in connection with a financing by IPI or Purchaser, Seller agrees to make its financial and other records relating to the period prior to the Closing Date available during normal business hours upon reasonable prior notice to Purchaser's financial and accounting staff and Purchaser's outside accountants in order to permit Purchaser's accountants to perform an audit of Seller and to otherwise cooperate with Purchaser's and IPI's reasonable requests in connection therewith. Such audit shall be at Purchaser's and IPI's expense.

         4.16 Seller represents that Section 5 of the employment agreement dated August 19, 1991 between Myers and Sellers has not been terminated. Seller shall use its reasonable best efforts to enforce against Myers the provisions such
Section 5.

                  ARTICLE V - REPRESENTATIONS AND WARRANTIES OF
                  PURCHASER AND/OR IPI; COVENANTS OF PURCHASER

         5.1 Each of Purchaser and IPI represents and warrants that Purchaser or IPI, as applicable, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to carry on its business as now being conducted and to own the properties and assets it now owns. IPI represents that it owns the majority of the outstanding capital stock of Purchaser.

         5.2 Each of Purchaser and IPI represents and warrants that Purchaser or IPI, as applicable, has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by or on the part of Purchaser or IPI to authorize the execution, delivery and consummation of this Agreement have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and IPI and constitutes the valid and binding obligation of Purchaser and IPI enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity).

         5.3 Each of Purchaser and IPI represents and warrants that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the respective Certificate of Incorporation or By-laws of Purchaser or IPI, as applicable or violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of Purchaser or IPI, including the Assets, under any indenture, note, agreement, mortgage, lease or commitment to which Purchaser or IPI is a party or by which Purchaser or IPI is bound, or to which the property of Purchaser or IPI is subject, or violate any statute or law of any judgment, decree, order, regulation or rule of any applicable court or governmental authority.

         5.4 IPI represents that the Stock that constitutes the Purchase Price hereunder, will be, as of the date of issuance, duly authorized, validly issued, fully paid and non-assessable.

         5.5 Each of Purchaser and IPI represents and warrants that neither Purchaser nor IPI, as applicable, has entered into any agreement pursuant to which any person or entity is entitled to receive, either directly or indirectly, compensation from the Purchaser or IPI for services rendered as a finder or broker in connection with the transactions contemplated hereby.

                  ARTICLE VI - CONDITIONS PRECEDENT TO CLOSING

         6.1 Prior to or simultaneously with the execution of this Agreement, the following events shall occur, and are conditions precedent to performance of Purchaser's and IPI's obligations under this Agreement:

                  (a)      the execution of the Registration Rights Agreement;

                  (b) Seller shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including, but not limited to the following:

                           (i) the representations and warranties of Seller contained in this Agreement are true and correct in all material respects at and as of the Closing Date, except for representations and warranties specifically relating to a time or times other than the Closing Date, which shall be true and correct in all material respects at such time or times;

                           (ii) There shall be no pending or threatened action, suit, inquiry, proceeding or investigation by or before any court of governmental or other regulatory or administrative agency or commission pending or

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

                                    threatened against or involving Seller or its Assets, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby; nor is there any valid basis for any such action, proceeding or investigation. Seller is not in violation of, or in default with respect to, any law, rule, regulations, order, judgement, or decree; nor is Seller required to take any action in order to avoid such violation or default. The Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

                  (c) Purchaser and IPI shall have received a letter from each of the Stock Distributees, substantially in the form of Exhibit E .

                            ARTICLE VII - TERMINATION

         7.1 IPI may terminate the transactions contemplated herein at any time prior to the Closing Date only if it the conditions set forth in Section 6.1 are not satisfied in all material respects.

         7.2 Without prejudice to its rights prior to the Closing Date under
Section 7.1, Seller may terminate the transactions contemplated herein at any time prior to the Closing Date if the representations and warranties of Purchaser and IPI contained in this Agreement were incorrect in any material respect when made, or if all of the conditions precedent to the obligations of Seller set forth in this Agreement are not fulfilled.

         7.3 If the transactions contemplated by this Agreement are terminated as provided herein:

                  (a) Nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

                  (b) To the extent not otherwise required by law, each party will return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, except those documents which are in the public domain. All information received by any party hereto with respect to the business of any other party shall not be subject to the use restrictions of the confidentiality provisions of
                           Article III hereof.

                           ARTICLE VIII - COMPETITION

         8.1 Seller shall not, for a period of three years following the Closing Date, develop, manufacture or market, or act as a consultant or advisor to any company with respect to the development, manufacture or marketing, of any product or substance, including any PMS Product, rights thereto which were not acquired from the Purchaser (or such successor in interest in respect of the PMS Product, including a licensee or sublicensee), whose use is or reasonably may be deemed competitive with the PMS Product.

                            ARTICLE IX - ARBITRATION

         9.1 Any dispute, controversy or claim that arises under, out of, or in connection with, or relating to this Agreement, or any breach, termination or alleged invalidity of this Agreement, shall be resolved by binding arbitration in New York, New York in accordance with the then existing Rules of the American Arbitration Association. The decision of the Arbitration Tribunal in any such arbitration shall be final and not appealable, and shall be enforceable in any court of competent jurisdiction. No punitive damages will be recoverable by either Party in such a proceeding. The Parties agree that the service of any notice in the course of such arbitration proceeding at their respective addresses as provided for in Article XI of this Agreement shall be valid and sufficient but such method shall be a nonexclusive means of providing the requisite notice.

         9.2 The appointing authority shall be the American Arbitration Association.

         9.3 Unless agreed otherwise by the Parties, in any arbitration proceeding hereunder, there shall be three (3) arbitrators. Each Party shall appoint one (1) arbitrator, and the two (2) arbitrators so appointed shall, by mutual agreement, appoint the third arbitrator, who shall be the chairman of the Arbitration Tribunal. In the event that any party fails to appoint an arbitrator within one (1) month after the commencement of the arbitration proceeding, such arbitrator shall, at the written request of the party requesting the arbitration, be appointed by the then-President or presiding officer of the American Arbitration Association in accordance with its then-existing rules of appointment. For the purposes of this Agreement, "commencement of the arbitration proceeding" shall mean the date on which all of the following actions have been undertaken: (a) a written demand for the arbitration is received by the American Arbitration Association, (b) the appropriate fee is paid therewith, and (c) a copy of the written demand is served on the non-arbitration requesting party. The decision of a majority of the arbitrators shall be final and binding on the Parties, each arbitrator having one vote.

         9.4 In any arbitration proceeding, the rights of the parties shall be determined according to the governing law set forth in Section 12.1 of this Agreement, and the arbitrators shall apply such law without regard to the conflicts of law principles thereof.

         9.5 In the event that either Party has a substantial need for discovery in order to prepare for the arbitration, the Parties shall attempt in good faith to agree on a minimum plan for strictly necessary, expeditious discovery. Should the Parties fail to reach agreement, any Party may request a joint meeting with the Arbitration Tribunal to explain points of agreement and disagreement. The Arbitration Tribunal shall promptly make a recommendation as to the scope of discovery and time allowed therefore. In the event that a Party shall fail to cooperate with discovery ordered by the Arbitration Tribunal, the Arbitration Tribunal shall have the power to take such corrective steps as they deem appropriate, including, without limitation, imposition of sanctions, including striking a demand for arbitration, or specific claims or defenses.

         9.6 In the event either Party contends that there has been fraud or bad faith by the other Party or the Arbitration Tribunal, a second arbitration shall be held to determine whether there has been fraud or bad faith, the Arbitration Tribunal shall vacate the decision affected by fraud or bad faith and shall order that another arbitration be held to resolve the original dispute. The losing party in any such arbitral proceeding shall promptly pay the costs of such proceeding, including, without limitation, the legal fees and expenses of the prevailing party.

                             ARTICLE X - ASSIGNMENT

         10.1 Seller may not assign or transfer its rights and/or duties under this Agreement, other than in connection with (a) the sale of substantially all of its assets, (b) a merger in which it is not the surviving corporation or (c) a merger in which it becomes a subsidiary of another corporation, without first having obtained the written consent of Purchaser and IPI. Any such purported assignment or transfer, without the written consent of Purchaser and IPI, shall be null, void and of no effect. Purchaser or IPI, as applicable, may assign or transfer its rights and/or duties under this Agreement at any time except that IPI shall not assign or transfer its obligation to issue the Stock or to indemnify Seller and any other indemnitees without the written consent of Seller. Any such purported assignment or transfer, without the written consent of Seller, shall be null, void and of no effect.

             ARTICLE XI - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

         11.1 Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified or registered first class mail, postage prepaid, or by recognized public courier (e.g. Federal Express) addressed to it at its address below or as it shall designate by written notice given to the other party:

         In the case of Seller:

                  Walden Laboratories, Inc.
                  375 Park Avenue, 15th Floor
                  New York, NY  10152
                  Attention:  Michael S. Weiss, Esq.

         with a copy to:

                  Roberts, Sheridan & Kotel,
                    a Professional Corporation
                  640 Fifth Avenue
                  New York, NY  10019
                  Attention:  Ira L. Kotel, Esq.

         In the case of Purchaser:

                  InterNutria, Inc.
                  One Ledgemont Center
                  99 Hayden Avenue, Suite 340
                  Lexington, MA  02173

         In the case of IPI:

                  Interneuron Pharmaceuticals, Inc.
                  One Ledgemont Center
                  99 Hayden Avenue, Suite 340
                  Lexington, MA  02173
                  Attn:  Glenn L. Cooper, M.D., President

         with a copy to:

                  Bachner, Tally, Polevoy & Misher LLP
                  380 Madison Avenue
                  New York, New York  10017
                  Attn:  Jill Cohen, Esq.


                     ARTICLE XII - MISCELLANEOUS PROVISIONS

         12.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, U.S.A. without regard to the principles of conflicts of laws, except those questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

         12.2 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

         12.3 In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, such provisions shall be ineffective to the extent of such invalidity, illegality or unenforceability and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

         12.4 Whether or not the transactions contemplated by this Agreement shall be consummated, Seller agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by it provided that the fees and expenses of Seller's attorneys shall be payable by Purchaser at Closing in an amount not to exceed $25,000 and each of Purchaser and IPI agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by it, including, without limitation as to Seller or Purchaser or IPI, all fees of counsel, actuaries and accountants. In addition Purchaser or

IPI shall reimburse or pay all of Seller's patent fees and expenses that are documented to be incurred with respect to the Assets. The Purchaser agrees that it will pay all transfer or other taxes which may be payable in connection with the transactions contemplated by this Agreement.

         12.5 Subject to Article X, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives, and assigns.

         12.6 Seller shall not make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior written consent of Purchaser and IPI. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency or any stock exchange or market, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

         12.7 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.8 The parties hereby acknowledge that this Agreement, including the Appendices, Exhibits and Schedules hereto; and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and no prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto shall be of any force or effect, nor shall this Agreement be subject to any change or modification, except by the execution of a subsequent written instrument subscribed to by the parties hereto.

         12.9 Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

         12.10 All representations, warranties, covenants and agreement of the parties contained in this Agreement or in any instrument, certificate or other writing provided for in it, shall survive the execution of this Agreement and not be deemed waived.

         12.11    Seller represents and warrants as follows:

THE ASSETS ARE BEING SOLD, GRANTED, TRANSFERRED, CONVEYED, ASSIGNED AND DELIVERED TO PURCHASER BY SELLER ON AN "AS IS" BASIS, AND SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE EXCEPT AS

SPECIFICALLY PROVIDED IN THIS AGREEMENT.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.

                                             WALDEN LABORATORIES, INC.


                                             By:     /S/ CARL SPANA
                                             Name:
                                             Title:

                                             INTERNUTRIA, INC.


                                             By:     /S/ JAMES POMROY
                                             Name:
                                             Title:

                                             INTERNEURON PHARMACEUTICALS
                                             INC.


                                             By:     /S/ GLENN COOPER
                                             Name:
                                             Title: